BUSINESS FINANCING AGREEMENT

Borrowers:  WORKSTREAM USA, INC., a Delaware corporation ("Workstream"), PAULA ALLEN HOLDINGS, INC., a Florida corporation ("PAH"), 6FIGUREJOBS.COM, INC. ("6FIGURE"), a Delaware corporation and INCENTIVES ADVISORS, LLC, an Arizona limited liability company ("Incentive") (Workstream, PAH, 6FIGURE and Incentive, sometimes are individually referred to as a "Borrower" and, collectively, as the "Borrowers")
Lender: BRIDGE BANK, National Association 55 Almaden Boulevard, Suite 100 San Jose, CA 95113

This BUSINESS FINANCING AGREEMENT, dated as of May 3, 2011, is made and entered into between BRIDGE BANK, NATIONAL ASSOCIATION ("Lender") and WORKSTREAM USA, INC., a Delaware corporation ("Workstream"), PAULA ALLEN HOLDINGS, INC., a Florida corporation ("PAH"), 6FIGUREJOBS.COM, INC. ("6FIGURE"), a Delaware corporation and INCENTIVES ADVISORS, LLC, an Arizona limited liability company ("Incentive") (Workstream, PAH, 6FIGURE and Incentive, sometimes are individually referred to as a "Borrower" and, collectively, as the "Borrowers") on the following terms and conditions:

1.	REVOLVING CREDIT LINE.

1.1
Advances.  Subject to the terms and conditions of this Agreement, from the date on which this Agreement becomes effective until the Maturity Date, Lender will make Advances to Borrower not exceeding the Credit Limit or the Borrowing Base, whichever is less; provided that in no event shall Lender be obligated to make any Advance that results in an Overadvance or while any Overadvance is outstanding; and provided further that Borrowers may request Advances in an aggregate amount not to exceed $500,000 without regard to the Borrowing Base.  Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.  It shall be a condition to each Advance that (a) an Advance Request acceptable to Lender has been received by Lender, (b) all of the representations and warranties set forth in Section 3 are true and correct on the date of such Advance as though made at and as of each such date, and (c) no Default has occurred and is continuing, or would result from such Advance.

1.2
Advance Requests.  Borrowers may request that Lender make an Advance by delivering to Lender an Advance Request therefor and Lender shall be entitled to rely on all the information provided by a Borrower to Lender on or with the Advance Request.  The Lender may honor Advance Requests, instructions or repayments given by a Borrower (if an individual) or by any Authorized Person.

1.3
Due Diligence.  Lender may audit Borrowers’ Receivables and any and all records pertaining to the Collateral, at Lender’s sole discretion and at Borrowers’ expense on a semi-annual basis at a minimum.  Lender may at any time and from time to time contact Account Debtors and other persons obligated or knowledgeable in respect of Receivables to confirm the Receivable Amount of such Receivables, to determine whether Receivables constitute Eligible Receivables, and for any other purpose in connection with this Agreement.  If any of the Collateral or Borrower's books or records pertaining to the Collateral are in the possession of a third party, Borrowers authorize that third party to permit Lender or its agents to have access to perform inspections or audits thereof and to respond to Lender's requests for information concerning such Collateral and records.

1.4
Collections.  Lender shall have the exclusive right to receive all Collections on all Receivables.  Borrower shall (i) immediately notify, transfer and deliver to Lender all Collections Borrower receives, (ii) deliver to Lender a detailed cash receipts journal on Friday of each week until the lockbox is operational, and (iii) immediately enter into a collection services agreement acceptable to Lender (the "Lockbox Agreement"). Borrower shall use the lockbox address as the remit to and payment address for all of Borrower’s Collections and it will be considered an immediate Event of Default if this does not occur or the lockbox is not operational within 60 days of the date of this Agreement.  Lender shall credit Collections with respect to Receivables received by Lender to Borrower’s Account Balance within three business days of the date received; provided that upon the occurrence and during the continuance of any Default, Lender may apply all Collections to the Obligations in such order and manner as Lender may determine.  Lender has no duty to do any act other than to apply such amounts as required above.  If an item of Collections is not honored or Lender does not receive good funds for any reason, the amount shall be included in the Account Balance as if the Collections had not been received and Finance Charges shall continue to accrue thereon.  All Collections received to the lockbox or otherwise received by Lender will, until credited as above provided, be deposited to a non-interest bearing cash collateral account maintained with Lender and Borrower will not have access to that account.  Lender shall have, with respect to any goods related to the Receivables, all the rights and remedies of an unpaid seller under the California Uniform Commercial Code and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit.

1.5
Receivables Activity Report.  Within 30 days after the end of each Monthly Period, Lender shall send to Borrower a report covering the transactions for that Monthly Period, including the amount of all Advances, Collections,

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Adjustments, Finance Charges, and other fees and charges.  The accounting shall be deemed correct and conclusive unless Borrower makes written objection to Lender within 30 days after the Lender sends the accounting to Borrower.

1.6
Adjustments.  In the event any Adjustment or dispute is asserted by any Account Debtor, Borrower shall promptly advise Lender and shall, subject to the Lender’s approval, resolve such disputes and advise Lender of any Adjustments; provided that in no case will the aggregate Adjustments made with respect to any Receivable exceed 2% of its original Receivable Amount or $5,000.00 whichever is greater, unless Borrower has obtained the prior written consent of Lender.  So long as any Obligations are outstanding, Lender shall have the right, at any time, to take possession of any rejected, returned, or recovered personal property. If such possession is not taken by Lender, Borrower is to resell it for Lender’s account at Borrower’s expense with the proceeds made payable to Lender. While Borrower retains possession of any returned goods, Borrower shall segregate said goods and mark them as property of Lender.

1.7
Recourse; Maturity.  Advances and the other Obligations shall be with full recourse against Borrower.  On the Maturity Date, the Borrower will pay all then outstanding Advances and other Obligations to the Lender or such earlier date as shall be herein provided.

1.8	[Reserved].

1.9
Cash Management Services.  Borrowers may use availability hereunder up to the Cash Management Sublimit for Lender's cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the "Cash Management Services"). The entire Cash Management Sublimit will be treated as an Advance for purposes of determining availability under the Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Advances.  The Cash Management Services shall be subject to additional terms set forth in applicable cash management services agreements.

1.10	[Reserved].

1.11	Overadvances. Upon any occurrence of an Overadvance, Borrowers shall immediately pay down the Advances such that, after giving effect to such payments, no Overadvance exists.

2.	FEES AND FINANCE CHARGES.

2.1
Finance Charges.  Lender may, but is not required to, deduct the amount of accrued Finance Charge from Collections received by Lender.  Within 10 days of each Month End, Borrowers shall pay to Lender any accrued and unpaid Finance Charge as of such Month End.

2.2	Fees.

(a)	Termination Fee. In the event this Agreement is terminated prior to the first anniversary of the date of this Agreement, Borrowers shall pay the Termination Fee to Lender.

(b)	Facility Fee. Borrowers shall pay the Facility Fee to Lender promptly upon the execution of this Agreement and annually thereafter.

(c)	[Reserved].

(d)	Maintenance Fee. Within ten days after each Month End, Borrowers shall pay to Lender the Maintenance Fee.

(f)
Cash Management Fees.  Borrowers shall pay to Lender fees in connection with the Cash Management Services as determined in accordance with Lender’s standard fees and charges then in effect for such activity.

(g)	Due Diligence Fee. Borrowers shall pay the Due Diligence Fee to Lender promptly upon the execution of this Agreement and annually thereafter.

3.	REPRESENTATIONS AND WARRANTIES. Each Borrower represents and warrants:

3.1
No representation, warranty or other statement of Borrower in any certificate or written statement given to Lender contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

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3.2
Borrower is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified.

3.3
The execution, delivery and performance of this Agreement has been duly authorized, and does not conflict with Borrower’s organizational documents, nor constitute an Event of Default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound.

3.4	Borrower has good title to the Collateral and all inventory is in all material respects of good and marketable quality, free from material defects.

3.5
Borrower’s name, form of organization, chief executive office, and the place where the records concerning all Receivables and Collateral are kept is set forth at the beginning of this Agreement, Borrower is located at its address for notices set forth in this Agreement.

3.6
If Borrower owns, holds or has any interest in, any copyrights (whether registered, or unregistered), patents or trademarks, and licenses of any of the foregoing, such interest has been specifically disclosed and identified to Lender in writing.

4.	MISCELLANEOUS PROVISIONS. Each Borrower will:

4.1
Maintain its corporate or other legal existence and good standing in its jurisdictions of incorporation or organization and maintain its qualification in each jurisdiction necessary to Borrower's business or operations and not merge or consolidate with or into any other business organization, or acquire all or substantially all of the capital stock or property of a third party, unless (i) any such acquired entity becomes a "borrower" under this Agreement and (ii) Lender has previously consented to the applicable transaction in writing.

4.2	Give Lender at least 30 days prior written notice of changes to its name, organization, chief executive office or location of records.

4.3	Pay all its taxes including gross payroll, withholding and sales taxes when due and will deliver satisfactory evidence of payment to Lender if requested.

4.4	Maintain:

(a)
insurance satisfactory to Lender as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business.  Each such policy shall provide for at least thirty (30) days prior notice to Lender of any cancellation thereof.

(b)
all risk property damage insurance policies (including without limitation windstorm coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral.  Each insurance policy must be in an amount acceptable to Lender.  The insurance must be issued by an insurance company acceptable to Lender and must include a lender's loss payable endorsement in favor of Lender in a form acceptable to Lender showing Lender as loss payee thereof, and all liability insurance policies shall show Lender as an additional insured.

(c)	[Reserved].

Upon the request of Lender, Borrowers shall deliver to Lender a copy of each insurance policy, or, if permitted by Lender, a certificate of insurance listing all insurance in force.

4.5	Immediately transfer and deliver to Lender all Collections Borrower receives.

4.6	Not create, incur, assume, or be liable for any indebtedness, other than Permitted Indebtedness.

4.7	Immediately notify Lender if Borrower hereafter obtains any interest in any copyrights, patents, trademarks or licenses that are significant in value or are material to the conduct of its business.

4.8
Provide the following financial information and statements in form and content acceptable to Lender, and such additional information as requested by Lender from time to time.  Lender has the right to require Borrower to deliver financial information and statements to Lender more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

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(a)
Within 180 days of the fiscal year end, the annual financial statements of Borrower, certified and dated by an authorized financial officer.  These financial statements must be audited (with an opinion satisfactory to the Lender) by a Certified Public Accountant acceptable to Lender.  The statements shall be prepared on a consolidating and consolidated basis.

(b)
No later than 30 days after the end of each month (including the last period in each fiscal year), monthly financial statements of Borrower, certified and dated by an authorized financial officer.  The statements shall be prepared on a consolidating and consolidated basis.

(c)
Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by Borrower to or from Borrower's auditor.  If no management letter is prepared, Borrower shall, upon Lender's request, obtain a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.

(d)	Copies of the Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report for Borrower concurrent with the date of filing with the Securities and Exchange Commission.

(e)
Financial projections covering a time period acceptable to Lender and specifying the assumptions used in creating the projections.  Annual projections and operating budget shall in any case be provided to Lender within 60 days after each fiscal year end of the preceding year.

(f)
Within 30 days of the end of each month, a compliance certificate of Borrower, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action Borrower is taking and proposes to take with respect thereto.

(g)
Within 30 days after the end of each calendar month, a consolidated borrowing base certificate, in form and substance satisfactory to Lender, setting forth Eligible Receivables and Receivable Amounts thereof, on a consolidated basis, as of the last day of the preceding calendar month.

(h)
Within 30 days after the end of each calendar month, a detailed aging of each Borrower’s receivables by invoice or a summary aging by account debtor, together with payable aging, inventory analysis, deferred revenue report, and such other matters as Lender may request.

(i)
Promptly upon Lender's request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to Borrower and as to each guarantor of Borrower's obligations to Lender as Lender may request.

4.9
Maintain, and cause each of its Subsidiaries, the Subsidiary Guarantors and Guarantor to maintain, its primary depository, operating and investment accounts with Lender; provided however that Guarantor shall not at any time be permitted to maintain more than $100,000 in the aggregate at any accounts outside of Lender.  In the case of any accounts of Borrower or the Subsidiary Guarantors not maintained with Lender, grant to Lender a first priority perfected security interest in and "control" (within the meaning of Section 9104 of the California Uniform Commercial Code) of such account pursuant to documentation acceptable to Lender.

4.10
Provide to Lender promptly upon the execution hereof, the following documents which shall be in form satisfactory to Lender:  (i) a subordination agreement by Bill Becker, Shaung Liu, and CCM MASTER QUALIFIED FUND, LTD. in favor of Lender, (ii) a guaranty by Guarantor and each Subsidiary Guarantor of Borrower’s obligations to Lender hereunder, and (iii) a Stock Pledge Agreement by Guarantor in favor of Lender in support thereof.

4.11
Promptly provide to Lender such additional information and documents regarding the finances, properties, business or books and records of Borrower, Guarantor and each Subsidiary Guarantor or any other guarantor or any other obligor as Lender may request.

4.12
Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein:

(a)	Asset Coverage Ratio not at any time less than 1.5 to 1.0.

5.
SECURITY INTEREST.  To secure the prompt payment and performance to Lender of all of the Obligations, each Borrower hereby grants to Lender a continuing security interest in the Collateral.  No Borrower is authorized to sell, assign, transfer or otherwise convey any Collateral without Lender’s prior written consent, except for the sale of finished inventory in the

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Borrower’s usual course of business.  Each Borrower agrees to sign any instruments and documents requested by Lender to evidence, perfect, or protect the interests of Lender in the Collateral.  Each Borrower agrees to deliver to Lender the originals of all instruments, chattel paper and documents evidencing or related to Receivables and Collateral.  No Borrower shall grant or permit any lien or security in the Collateral or any interest therein other than Permitted Liens.

6.
POWER OF ATTORNEY.  Each Borrower irrevocably appoints Lender and its successors and as true and lawful attorney in fact, and authorizes Lender (a) to, whether or not there has been an Event of Default, (i) demand, collect, receive, sue, and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Receivables and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Receivables, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Lender’s name or Borrower’s name, as Lender may choose; (ii) prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; (iii) notify all Account Debtors with respect to the Receivables to pay Lender directly; (iv) receive and open all mail addressed to Borrower for the purpose of collecting the Receivables; (v) endorse Borrower’s name on any checks or other forms of payment on the Receivables; (vi) execute on behalf of Borrower any and all instruments, documents, financing statements and the like to perfect Lender’s interests in the Receivables and Collateral; (vii) debit any Borrower’s deposit accounts maintained with Lender for any and all Obligations due under this Agreement; and (viii) do all acts and things necessary or expedient, in furtherance of any such purposes, and (b) to, upon the occurrence and during the continuance of an Event of Default, sell, assign, transfer, pledge, compromise, or discharge the whole or any part of the Receivables.  Upon the occurrence and continuation of an Event of Default, all of the power of attorney rights granted by Borrowers to Lender hereunder shall be applicable with respect to all Receivables and all Collateral.

7.	DEFAULT AND REMEDIES.

7.1	Events of Default. The occurrence of any one or more of the following shall constitute an Event of Default hereunder.

(a)	Failure to Pay. Borrowers fail to make a payment when due under this Agreement.

(b)	Lien Priority. Lender fails to have an enforceable first lien (except for any prior liens to which Lender has consented in writing) on or security interest in the Collateral.

(c)
False Information.  A Borrower, Guarantor or any Subsidiary Guarantor (or any other guarantor) has given Lender any materially false or misleading information or representations or has failed to disclose any material fact relating to the subject matter of this Agreement.

(d)	Death. A Borrower or any guarantor dies or becomes legally incompetent, or if a Borrower is a partnership, any general partner dies or becomes legally incompetent.

(e)
Bankruptcy.  A Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against Borrower (or any guarantor) or Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

(f)
Receivers.  A receiver or similar official is appointed for a substantial portion of a Borrower’s, Guarantor or a Subsidiary Guarantor’s (or any other guarantor’s) business, or the business is terminated.

(g)
Judgments.  Any judgments or arbitration awards are entered against a Borrower, Guarantor or a Subsidiary Guarantor (or any other guarantor), or Borrower, Guarantor or a Subsidiary Guarantor (or any guarantor) enters into any settlement agreements, without the prior written consent of the Lender, which consent shall not be unreasonably withheld, with respect to any litigation or arbitration and the aggregate amount of all such judgments, awards, and agreements exceeds $50,000.

(h)
Material Adverse Change.  A material adverse change occurs, or is reasonably likely to occur, in a Borrower’s (or any guarantor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(i)
Cross-default.  Any default occurs under any agreement in connection with any credit Borrower, Guarantor or any Subsidiary Guarantor (or any other guarantor) or any of Borrower’s Affiliates has obtained from anyone else or which Borrower, Guarantor or any Subsidiary Guarantor (or any guarantor) or any of Borrower’s Affiliates has guaranteed (other than trade amounts payable incurred in the ordinary course of business and not more than 60 days past due).

(j)
Default under Related Documents.  Any default occurs under any guaranty, stock pledge agreement, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement; or any such document is no longer in effect; or any breach of

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any representation contained in any such document occurs; or failure to comply with any covenant contained in any such document occurs.

(k)
Other Agreements.  Borrower, Guarantor or a Subsidiary Guarantor (or any guarantor) or any of Borrower’s Affiliates fails to meet the conditions of, or fails to perform any obligation under any other agreement Borrower, Guarantor, a Subsidiary Guarantor (or any guarantor) or any of Borrower’s Affiliates has with Lender or any Affiliate of Lender.

(l)
Change of Control.  Any event, or the taking of any action by the Borrower without the prior written consent of the Lender, which consent shall not be unreasonably withheld, which causes the holders of the capital ownership of each Borrower, the Guarantor and each Subsidiary Guarantor as of the date hereof cease to own and control, directly and indirectly, at least 90% of the capital ownership of such Borrower, Guarantor or Subsidiary Guarantor.

(m)	Other Breach Under Agreement. A Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to above.

7.2
Remedies. Upon the occurrence of an Event of Default, (1) without implying any obligation to do so, Lender may cease making Advances or extending any other financial accommodations to Borrowers; (2) all or a portion of the Obligations shall be, at the option of and upon demand by Lender, or with respect to an Event of Default described in Section 7.1(e), automatically and without notice or demand, due and payable in full; and (3) Lender shall have and may exercise all the rights and remedies under this Agreement and under applicable law, including the rights and remedies of a secured party under the California Uniform Commercial Code, all the power of attorney rights described in Section 6 with respect to all Collateral, and the right to collect, dispose of, sell, lease, use, and realize upon all Receivables and all Collateral in any commercial reasonable manner.

8.
ACCRUAL OF INTEREST.  All interest and finance charges hereunder calculated at an annual rate shall be based on a year of 360 days, which results in a higher effective rate of interest than if a year of 365 or 366 days were used.  If any amount due under Section 2.2, amounts due under Section 9, and any other Obligations not otherwise bearing interest hereunder is not paid when due, such amount shall bear interest at a per annum rate equal to the Finance Charge Percentage until the earlier of (i) payment in good funds or (ii) entry of a trial judgment thereof, at which time the principal amount of any money judgment remaining unsatisfied shall accrue interest at the highest rate allowed by applicable law.

9.
FEES, COSTS AND EXPENSES; INDEMNIFICATION. Each Borrower will pay to Lender upon demand all fees, costs and expenses (including fees of attorneys and professionals and their costs and expenses) that Lender incurs or may from time to time impose in connection with any of the following: (a) preparing, negotiating, administering, and enforcing this Agreement or any other agreement executed in connection herewith, including any amendments, waivers or consents in connection with any of the foregoing, (b) any litigation or dispute (whether instituted by Lender, Borrower or any other person) in any way relating to the Receivables, the Collateral, this Agreement or any other agreement executed in connection herewith or therewith, (c) enforcing any rights against Borrower or any guarantor, or any Account Debtor, (d) protecting or enforcing its interest in the Receivables or the Collateral, (e) collecting the Receivables and the Obligations, or (f) the representation of Lender in connection with any bankruptcy case or insolvency proceeding involving Borrower, any Receivable, the Collateral, any Account Debtor, or any guarantor. Borrower shall indemnify and hold Lender harmless from and against any and all claims, actions, damages, costs, expenses, and liabilities of any nature whatsoever arising in connection with any of the foregoing.

10.	INTEGRATION, SEVERABILITY WAIVER, CHOICE OF LAW, FORUM AND VENUE.

10.1
This Agreement and any related security or other agreements required by this Agreement, collectively: (a) represent the sum of the understandings and agreements between Lender and Borrower concerning this credit; (b) replace any prior oral or written agreements between Lender and Borrower concerning this credit; and (c) are intended by Lender and Borrower as the final, complete and exclusive statement of the terms agreed to by them. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. If any provision of this Agreement is deemed invalid by reason of law, this Agreement will be construed as not containing such provision and the remainder of the Agreement shall remain in full force and effect. Lender retains all of its rights, even if it makes an Advance after a default. If Lender waives a default, it may enforce a later default. Any consent or waiver under, or amendment of, this Agreement must be in writing, and no such consent, waiver, or amendment shall imply any obligation by Lender to make any subsequent consent, waiver, or amendment.

10.2
THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA.  THE PARTIES HERETO AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF SANTA CLARA, CALIFORNIA, OR, AT THE SOLE OPTION OF LENDER, IN ANY OTHER COURT IN WHICH LENDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS JURISDICTION OVER THE SUBJECT MATTER AND PARTIES IN CONTROVERSY.  EACH PARTY HERETO WAIVES ANY RIGHT TO

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ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION AND STIPULATES THAT THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF SANTA CLARA, CALIFORNIA SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER EACH SUCH PARTY FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, OR ANY OTHER RELATED DOCUMENTS.  SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST THE BORROWER MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS SPECIFIED FOR NOTICES PURSUANT TO SECTION 11.

11.
NOTICES; TELEPHONIC AND TELEFAX AUTHORIZATIONS.  All notices shall be given to Lender and Borrower at the addresses or faxes set forth on the signature page of this agreement and shall be deemed to have been delivered and received: (a) if mailed, three (3) calendar days after deposited in the United States mail, first class, postage pre-paid, (b) one (1) calendar day after deposit with an overnight mail or messenger service; or (c) on the same date of confirmed transmission if sent by hand delivery, telecopy, telefax or telex.  Lender may honor telephone or telefax instructions for Advances or repayments given, or purported to be given, by any one of the Authorized Persons.  Borrower will indemnify and hold Lender harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions Lender reasonably believes are made by any Authorized Person.  This paragraph will survive this Agreement's termination, and will benefit Lender and its officers, employees, and agents.

12.	DEFINITIONS AND CONSTRUCTION.

12.1	Definitions. In this Agreement:

"Account Balance" means at any time the aggregate of the Advances outstanding as reflected on the records maintained by Lender, together with any past due Finance Charges thereon.

"Account Debtor" has the meaning in the California Uniform Commercial Code and includes any person liable on any Receivable, including without limitation, any guarantor of any Receivable and any issuer of a letter of credit or banker’s acceptance assuring payment thereof.

"Adjustments" means all discounts, allowances, disputes, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor with respect to any Receivable.

"Advance" means an advance made by Lender to Borrower under this Agreement.

"Advance Rate" means 75% or such greater or lesser percentage as Lender may from time to time establish in its sole discretion upon notice to Borrower.

"Advance Request" means a writing in form and substance satisfactory to Lender and signed by an Authorized Person requesting an Advance.

"Agreement" means this Business Financing Agreement.

"Affiliate" means, as to any person or entity, any other person or entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, such person or entity.

"Asset Coverage Ratio" means all unrestricted cash and cash equivalents maintained with Lender, plus the Eligible Receivable Amount, divided by the total amount of the Obligations.

"Authorized Person" means Borrower (if an individual) or any one of the individuals authorized to sign on behalf of the Borrower, and any other individual designated by any one of such authorized signers.

"Borrowing Base" means the Eligible Receivable Amount multiplied by the applicable Advance Rate minus such reserves as Lender may deem proper and necessary from time to time.

"Cash Management Sublimit" means $500,000.

"Collateral" means all of Borrower’s rights and interest in any and all personal property, whether now existing or hereafter acquired or created and wherever located, and all products and proceeds thereof and accessions thereto, including but not limited to the following (collectively, the "Collateral"):  (a) all accounts (including health care insurance receivables), chattel paper (including tangible and electronic chattel paper), inventory (including all goods held for sale or lease or to be furnished under a contract for service, and including returns and repossessions), equipment (including all accessions and additions thereto), instruments (including promissory notes), investment property (including securities and securities entitlements), documents (including negotiable documents), deposit

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accounts, letter of credit rights, money, any commercial tort claim of Borrower which is now or hereafter identified by Borrower or Lender, general intangibles (including payment intangibles and software), goods (including fixtures) and all of Borrower’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or noncash proceeds thereof, including without limitation, insurance proceeds, and all supporting obligations and the security therefore or for any right to payment.

"Collections" means all payments from or on behalf of an Account Debtor with respect to Receivables.

"Compliance Certificate" means a certificate in the form attached as Exhibit A to this Agreement by an Authorized Person that, among other things, the representations and warranties set forth in this Agreement are true and correct as of the date such certificate is delivered.

"Credit Limit" means Three Million Dollars ($3,000,000), which is intended to be the maximum amount of Advances at any time outstanding.

"Default" means any Event of Default or any event that with notice, lapse of time or otherwise would constitute an Event of Default.

 "Due Diligence Fee" means a payment of an annual fee equal to $800 due upon the date of this Agreement and $500 due upon each anniversary thereof so long as any Advance is outstanding or available hereunder.

"Eligible Receivable" means a Receivable that satisfies all of the following:

(a)	The Receivable has been created by a Borrower in the ordinary course of such Borrower’s business and without any obligation on the part of a Borrower to render any further performance.

(b)	There are no conditions which must be satisfied before a Borrower is entitled to receive payment of the Receivable, and the Receivable does not arise from COD sales, consignments or guaranteed sales.

(c)	The Account Debtor upon the Receivable does not claim any defense to payment of the Receivable, whether well founded or otherwise.

(d)
The Receivable is not the obligation of an Account Debtor who has asserted or may be reasonably be expected to assert any counterclaims or offsets against a Borrower (including offsets for any "contra accounts" owed by such Borrower to the Account Debtor for goods purchased by Borrower or for services performed for Borrower).

(e)
The Receivable represents a genuine obligation of the Account Debtor and to the extent any credit balances exist in favor of the Account Debtor, such credit balances shall be deducted in calculating the Receivable Amount.

(f)
A Borrower has sent an invoice to the Account Debtor in the amount of the Receivable, other than Receivables for software license and maintenance services billed up to one (1) year in advance of full utilization of service which shall be Eligible Receivables.

(g)
No Borrower is prohibited by the laws of the state where the Account Debtor is located from bringing an action in the courts of that state to enforce the Account Debtor’s obligation to pay the Receivable. Each Borrower has taken all appropriate actions to ensure access to the courts of the state where Account Debtor is located, including, where necessary; the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by Borrower as a foreign corporation authorized to transact business in such state.

(h)
The Receivable is owned by a Borrower free of any title defects or any liens or interests of others except the security interest in favor of Lender, and Lender has a perfected, first priority security interest in such Receivable.

(i)
The Account Debtor on the Receivable is not any of the following:  (1) an employee, Affiliate, parent or subsidiary of a Borrower, or an entity which has common officers or directors with a Borrower; (2) the U.S. government or any agency or department of the U.S. government (other than the Federal Bureau of Investigation) unless Borrowers comply with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C.§15) with respect to the Receivable, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against a Borrower; (3) any person or entity located in a foreign country unless (A) the Receivable is supported by an

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irrevocable letter of credit issued by a bank acceptable to Lender, and (B) if requested by Lender, the original of such letter of credit and/or any usance drafts drawn under such letter of credit and accepted by the issuing or confirming bank have been delivered to Lender; or (4) an Account Debtor as to which 35% or more of the aggregate dollar amount of all outstanding Receivables owing from such Account Debtor have not been paid within 90 days from invoice date.

(j)
The Receivable is not in default (a Receivable will be considered in default if any of the following occur:  (i) the Receivable is not paid within 90 days from its invoice date; (ii) the Account Debtor obligated upon the Receivable suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or (iii) any petition is filed by or against the Account Debtor obligated upon the Receivable under any bankruptcy law or any other law or laws for the relief of debtors).

(k)	The Receivable does not arise from the sale of goods which remain in a Borrower’s possession or under a Borrower’s control.

(l)	The Receivable is not evidenced by a promissory note or chattel paper, nor is the Account Debtor obligated to a Borrower under any other obligation which is evidenced by a promissory note.

(m)	the Receivable is not that portion of Receivables due from an Account Debtor which is in excess of 35% of Borrowers’ aggregate dollar amount of all outstanding Receivables.

(n)
Prepaid deposits, retention billings, or Receivables subject to contractual arrangements between a Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of a Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts).

(o)	The Receivable is otherwise acceptable to Lender.

"Eligible Receivable Amount" means at any time the sum of the Receivable Amounts of the Eligible Receivables.

"Event of Default" has the meaning set forth in Section 7.1.

"Facility Fee" means a payment of an annual fee equal to the greater of (i) $15,000, and (ii) 0.50% of the Credit Limit due upon the date of this Agreement and each anniversary thereof so long as any Advance is outstanding or available hereunder.

"Finance Charge" means for each Monthly Period an interest amount equal to the Finance Charge Percentage of the average daily Account Balance outstanding during such Monthly Period.

"Finance Charge Percentage" means a rate per year equal to the Prime Rate plus two percentage points plus an additional 5.00 percentage points during any period that an Event of Default has occurred and is continuing.

"Guarantor" means WorkStream Inc.

"Inventory" means and includes all of Borrower's now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment, arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrower's business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

"Lender" means Bridge Bank, National Association, and its successors and assigns.

"Maintenance Fee" means for any Monthly Period, the amount equal to 0.125% percentage points of the average daily Account Balance for such Monthly Period.

"Maturity Date" means two years from the date hereof or such earlier date as Lender shall have declared the Obligations immediately due and payable pursuant to Section 7.2.

"Month End" means the last calendar day of each Monthly Period.

"Monthly Period" means each calendar month.

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"Obligations" means all liabilities and obligations of Borrower to Lender of any kind or nature, present or future, arising under or in connection with this Agreement or under any other document, instrument or agreement, whether or not evidenced by any note, guarantee or other instrument, whether arising on account or by overdraft, whether direct or indirect (including those acquired by assignment) absolute or contingent, primary or secondary, due or to become due, now owing or hereafter arising, and however acquired; including, without limitation, all Advances, Finance Charges, fees, interest, expenses, professional fees and attorneys’ fees.

"Overadvance" means at any time an amount equal to the amounts (if any) by which the total amount of the outstanding Advances (including the total amount of the Cash Management Sublimit) exceeds the lesser of the Credit Limit or the Borrowing Base, plus $500,000.

"Permitted Indebtedness" means:

(a)	Indebtedness under this Agreement or that is otherwise owed to the Lender.

(b)	Indebtedness existing on the date hereof (including capital leases) and specifically disclosed on a schedule to this Agreement.

(c)	Purchase money indebtedness (including capital leases) incurred to acquire capital assets in ordinary course of business and not exceeding $150,000 in total principal amount at any time outstanding.

(d)
Other indebtedness in an aggregate amount not to exceed $50,000 at any time outstanding; provided that such indebtedness is junior in priority (if secured) to the Obligations and provided that the incurrence of such Indebtedness does not otherwise cause and Event of Default hereunder.

(e)
Indebtedness incurred in the refinancing of any indebtedness set forth in (a) through (d) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon the Borrower.

(f)	Subordinated Debt.

"Permitted Liens" means the following but only with respect to property not consisting of Receivables or Inventory:

(g)	Liens securing any of the indebtedness described in clauses (a) through (d) of the definition of Permitted Indebtedness.

(h)
Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Lender’s security interests.

(i)
Liens incurred in connection with the extension, renewal or refinancing of the indebtedness described in clause (e) of the definition of Permitted Indebtedness, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

(j)	Liens securing Subordinated Debt.

"Prime Rate" means the greater of three and one quarter of one percent (3.25%) per year, or the variable rate of interest, per annum, most recently announced by Lender, as its "prime rate", whether or not such announced rate is the lowest rate available from Lender.

"Receivable Amount" means as to any Receivable, the Receivable Amount due from the Account Debtor after deducting all discounts, credits, offsets, payments or other deductions of any nature whatsoever, whether or not claimed by the Account Debtor.

"Receivables" means Borrower’s rights to payment arising in the ordinary course of Borrower’s business, including accounts, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, and bankers acceptances.

"Subordinated Debt" means indebtedness of Borrower that is expressly subordinated to the indebtedness of Borrower owed to Lender pursuant to a subordination agreement satisfactory in form and substance to Lender.

"Subsidiary" means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to

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elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.

"Subsidiary Guarantor(s)" means The Omni Partners, Inc., and Workstream Merger Sub Inc.

"Termination Fee" means a payment equal to the greater of (i) $15,000, and (ii) 0.50% of the Credit Limit.

12.2	Construction:

(a)
In this Agreement: (i) references to the plural include the singular and to the singular include the plural; (ii) references to any gender include any other gender; (iii) the terms "include" and "including" are not limiting; (iv) the term "or" has the inclusive meaning represented by the phrase "and/or," (v) unless otherwise specified, section and subsection references are to this Agreement, and (vi) any reference to any statute, law, or regulation shall include all amendments thereto and revisions thereof.

(b)
Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved using any presumption against either Borrower or Lender, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by each party hereto and their respective counsel.  In case of any ambiguity or uncertainty, this Agreement shall be construed and interpreted according to the ordinary meaning of the words used to accomplish fairly the purposes and intentions of all parties hereto.

(c)	Titles and section headings used in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

13.
JURY TRIAL WAIVER.  THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES.  TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

14.	JUDICIAL REFERENCE PROVISION.

14.1	In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

14.2
With the exception of the items specified in Section 14.3, below, any controversy, dispute or claim (each, a "Claim") between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the "Loan Documents"), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure ("CCP"), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the "Court").

14.3
The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

14.4
The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.  Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

14.5
The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

14.6
The referee will have power to expand or limit the amount and duration of discovery.  The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever.  Unless otherwise ordered based upon good cause shown, no party shall be entitled to "priority" in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service.  All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

14.7
Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding.  All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript.  The party making such a request shall have the obligation to arrange for and pay the court reporter.  Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

14.8
The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California.  The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding.  The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference.  Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive.  The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee.  The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

14.9
If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration.  The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time.  The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

14.10
THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.  AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

15.
EXECUTION, EFFECTIVENESS, SURVIVAL.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other documents executed in connection herewith constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.  This Agreement shall become effective upon the execution and delivery hereof by Borrower and Lender and shall continue in full force and effect until the Maturity Date and thereafter so long as any Obligations remain outstanding hereunder.  Lender reserves the right to issue press releases, advertisements, and other promotional materials describing any successful outcome of services provided on Borrower’s behalf. Borrower agrees that Lender shall have the right to identify Borrower by name in those materials.

16.	JOINT AND SEVERAL LIABILITY OF BORROWERS; WAIVER OF CERTAIN DEFENSES.

(a)  Independent obligation.  Each Borrower, jointly and severally, promises to pay and perform as and for its own indebtedness and obligation, (i) the due and punctual payment of the obligations hereunder, in each case when and as the same shall become due and payable, whether at maturity, pursuant to a mandatory prepayment requirement, by acceleration, as herein provided or otherwise; and (ii) the punctual and faithful performance, keeping, observance, and fulfillment of all of the agreements, conditions, covenants, and other obligations of Borrowers contained in this Agreement or otherwise with any

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other obligation with respect to the obligations hereunder.  The obligations of each Borrower under this Agreement is a direct, primary, separate, and independent obligation of such Borrower, is not in whole or in part a surety relationship, is absolute and unconditional, and is not dependent in whole or in part upon the obligations of any other Borrower. Each Borrower agrees that it is jointly and severally liable to Lender for the entire amount of the obligations hereunder, and that a separate action may be brought against such Borrower whether such action is brought against any other Borrower or any guarantor or whether any other Borrower or any such guarantor is joined in such action.  Each Borrower agrees that its liability hereunder shall be immediate and shall not be contingent upon the exercise or enforcement by Lender of whatever remedies they may have against any other Borrower or any guarantor, or the enforcement of any lien or realization upon any security Lender may at any time possess.  Each Borrower agrees that any release which may be given by Lender to the other Borrower or any guarantor shall not also constitute a release such Borrower.  Each Borrower consents and agrees that Lender shall be under no obligation to marshal any assets of any other Borrower or any guarantor in favor of such Borrower or against or in payment of any or all of the obligations hereunder.

(b)  Waivers.  To the maximum extent permitted by applicable law, each Borrower hereby:

(i) Notices.  Waives: (A) notice of any Advances or other financial accommodations made or extended under this Agreement, or the creation or existence of any obligations hereunder; (B) notice of the amount of the obligations hereunder, subject, however, to every Borrower's right to make inquiry of Lender to ascertain the amount of the obligations hereunder at any reasonable time; (C) notice of any adverse change in the financial condition of any Borrower, of any change in value, or the release of any Collateral, or of any other fact that might increase any Borrower's risk hereunder; (D)notice of presentment for payment, demand, protest and notice thereof as to any instrument; (E) notice of any Default; and (F) all other notices (except if such notice is specifically required to be given to such Borrower under any Credit Document to which such Borrower is a party) and demands to which such Borrower might otherwise be entitled;

(ii) Suretyship and Other Rights and Defenses.  Waives: (A) any rights to assert against Lender any defense (legal or equitable), set-off, counterclaim, or claim which such Borrower may now or at any time hereafter have against any other Borrower; (B) any defense, set-off, counterclaim or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the obligations hereunder or any security therefor; (C)any defense arising by reason of any claim or defense based upon an election of remedies by Lender, including any defense based upon an election of remedies by Lender under the provisions of Section 580d and 726 of the California Code of Civil Procedure, or any similar law of California or any other jurisdiction; (D) any defense based on any alteration, impairment or release of the obligations hereunder or any security therefor, whether or not resulting from any act or failure to act by Lender; and (E) any right to require Lender to institute suit against any other Borrower or to exhaust any rights and remedies which Lender has or may have against any other Borrower;

(iii) Subrogation.  Waives: (A) any right of subrogation such Borrower has or may have as against the other Borrower with respect to the obligations hereunder; (B) any right to proceed against the other Borrower, now or hereafter, for contribution, indemnity, reimbursement, or any other suretyship rights and claims (irrespective of whether direct or indirect, liquidated or contingent), with respect to the obligations hereunder; and (C) any right to proceed or to seek recourse against or with respect to any property or asset of the other Borrower and hereby agrees that, in light of the waivers contained in this clause, such Borrower shall not be a "creditor" (as that term is defined in Title II of the United States Code or otherwise) of the other Borrower, whether for the purposes of the application of Sections 547 or 550 of Title 11 of the United States Code or otherwise); and

(iv) Statutory Rights.  WAIVES, WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS SECTION, ANY AND ALL BENEFITS OR DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA CIVIL CODE SECTIONS 2787 to 2855, AND CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580c, 580d, and 726.

(c)  Consent to Alterations and Releases.  Each Borrower consents and agrees that, without notice to or by such Borrower and without affecting or impairing the obligations of such Borrower hereunder, Lender may, by action or inaction, compromise or settle, extend the period of duration or the time for the payment, or discharge the performance of, or may refuse to, or otherwise not enforce, or may, by action or inaction, release all or any one or more parties to, any one or more of this Agreement or may grant other indulgences to any Borrower in respect thereof, or may agree to amend or modify in any manner and at any time (or from time to time) any one or more of this Agreement, or may, by action or inaction, release or substitute any guarantor, if any, of the obligations hereunder, or may enforce, exchange, release, or waive, by action or inaction, any security for the obligations hereunder or any guaranty of the obligations hereunder, or any portion thereof.

17.
OTHER AGREEMENTS.  Any security agreements, liens and/or security interests securing payment of any obligations of Borrower owing to Lender or its Affiliates also secure the Obligations, and are valid and subsisting and are not adversely affected by execution of this Agreement.  An Event of Default under this Agreement constitutes a default under other outstanding agreements between Borrower and Lender or its Affiliates.

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IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement on the day and year above written.

Workstream USA, Inc.	Bridge Bank, National Association

By:	By:
Title:	Title:

Address for Notices:	Address for Notices:
55 Almaden Blvd.
San Jose, CA 95113
Fax: (408) 423-8510

Fax:

Paula Allen Holdings, Inc.

By:
Title:

Address for Notices:

Fax:

6FigureJobs.com, Inc.

By:
Title:

Address for Notices:

Fax:

Incentives Advisors, LLC

By:
Title:

Address for Notices:

Fax:

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